AMENDMENT TO SEVERANCE PAY AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Severance Pay Agreement by and between Sempra Energy, a California corporation (“Sempra Energy”), and Mark A. Snell (the “Executive”), dated as of November 4, 2008 (the “Restated Agreement”), is hereby made and entered into effective as of October 1, 2011, by and between Sempra Energy and the Executive.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Restated Agreement.

WHEREAS, Sempra Energy and the Executive entered into the Restated Agreement;

WHEREAS, Sempra Energy and the Executive desire to amend the Restated Agreement to provide for the following:  (1) to reflect Executive’s promotion to President; (2) the replacement of the parachute payment excise tax gross-up provision with a parachute payment best pay limitation provision; (3) the elimination of certain references to tax gross-up payment provisions; and (4) the amendment of certain cash severance and consulting payment amounts.

WHEREAS, Sempra Energy and the Executive desire to continue the Executive’s employment with Sempra Energy in accordance with the terms and conditions of the Restated Agreement, as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth in this Amendment, and other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1.

Position.  The third “WHEREAS” clause contained in the preamble of the Restated Agreement is hereby amended to reflect Executive’s position as President, Sempra Energy.

2.

Parachute Payment Best Pay Limitation Provision.  Section 9 of the Restated Agreement is hereby amended in its entirety to read as follows:

Section 9.

Limitations on Payments by the Company.

(a)

Anything in this Agreement to the contrary notwithstanding and except as set forth in this Section 9 below, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the  Executive, whether paid or payable pursuant to this Agreement or otherwise (the “Payment”) would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, subject to subsection (b), the Pre-Change in Control Severance Payment or the Post-Change in Control Severance Payment, whichever is applicable (the “Severance Payment”), payable under this Agreement shall be reduced under this subsection (a) to the amount equal to the Reduced Payment.  For the Severance Payment payable under this Agreement, the “Reduced Payment” shall be the amount equal to the greatest portion of the Severance Payment (which may be zero) that, if paid, would result in no portion of any Payment being subject to the Excise Tax.

(b)

The Severance Benefit payable under this Agreement shall not be reduced under subsection (a) if:

(i)

such reduction in such Severance Payment is not sufficient to cause no portion of any Payment to be subject to the Excise Tax, or

(ii)

the Net After-Tax Unreduced Payments (as defined below) would equal or exceed one hundred and five percent (105%) of the Net After-Tax Reduced Payments (as defined below).

For purposes of determining the amount of any Reduced Payment under subsection (a), and the Net-After Tax Reduced Payments and the Net After-Tax Unreduced Payments, the Executive shall be considered to pay federal, state and local income and employment taxes at the Executive’s applicable marginal rates taking into consideration any reduction in federal income taxes which could be obtained from the deduction of state and local income taxes, and any reduction or disallowance of itemized deductions and personal exemptions under applicable tax law).  The applicable federal, state and local income and employment taxes and the Excise Tax (to the extent applicable) are collectively referred to as the “Taxes”.

(c)

The following definitions shall apply for purposes of this Section 9:

(i)

“Net After-Tax Reduced Payments” shall mean the total amount of all Payments that the Executive would retain, on a Net After-Tax Basis, in the event that the Severance Payment payable under this Agreement is reduced pursuant to subsection (a).

(ii)

“Net After-Tax Unreduced Payments” shall mean the total amount of all Payments that the Executive would retain, on a Net After-Tax Basis, in the event that the Severance Payment payable under this Agreement is not reduced pursuant to subsection (a).

(iii)

“Net After-Tax Basis” shall mean, with respect to the Payments, either with or without reduction under subsection (a) (as applicable), the amount that would be retained by the Executive from such Payments after the payment of all Taxes.  In the case of a Payment subject to Treasury Regulation Section 1.280G-1 A-24(b) or (c), the “Net After-Tax Basis” of such Payment shall be determined based on the amount that would be retained by the Executive from the full amount of such Payment after the payment of all Taxes.

(d)

All determinations required to be made under this Section 9 and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm as may be agreed by the Company and the Executive (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code.  The Accounting Firm shall provide detailed supporting calculations to both the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  For purposes of determining whether and the extent to which the Payments will be subject to the Excise Tax, (i) no portion of the Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Payments shall be taken into account which, in the written opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

3.

Elimination of Tax Gross-Up Payments.  The Restated Agreement is hereby amended to delete all references to “tax gross-up payments” and “Gross-Up Payments,” including, without limitation, the occurrences of such terms or related references in the following provisions:

a.

In Section 1 of the Restated Agreement, the definitions of “Gross-Up Payment” and “Underpayment” are hereby deleted in their entirety.

b.

In Section 1 of the Restated Agreement, the definition of “Accounting Firm” is amended to refer to Section 9(c) in lieu of 9(b).

c.

In Section 1 of the Restated Agreement, in the definition of “Section 409A Payments,” subsection (g) is amended to read in its entirety as follows:  “(g) the financial planning services under Sections 5(e) and 6(f)”, subsection (h) is deleted, and subsection (i) is redesignated as subsection (h).

d.

In the first paragraphs of Sections 5 and 6, the phrase “and the related tax gross up payments” is deleted.

e.

In Section 10 of the Restated Agreement, in the first sentence thereof, the phrase “and to the extent required by Section 409A of the Code and Treasury Regulations thereunder, any Gross-Up Payments made with respect to such Section 409A Payments,” is hereby deleted.

4.

Cash Severance Payment; Consulting Payment.  The Restated Agreement is hereby amended by replacing (i) “170%” with “180%” in the first paragraphs of Sections 5 and 6 and in Section 14(d); and (ii) 70% with 80% in Section 6(a)(E)(i)(X).

The Restated Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with the terms and conditions thereof.  This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive, and, pursuant to due authorization from its Board of Directors, Sempra Energy have caused this Amendment to be executed as of the day and year first written above.

SEMPRA ENERGY

/s/ G. Joyce Rowland

G. Joyce Rowland

Senior Vice President, Human Resources

9-13-2011

DATE

THE EXECUTIVE

/s/ Mark A. Snell_________________________

Mark A. Snell

9-13-2011

DATE